HEALTH AND RETIREMENT PROPERTIES TRUST

                                   Exhibit 12
                    Computation of Earnings to Fixed Charges
                             (dollars in thousands)
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                                                                     YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                    1992          1993         1994          1995         1996
                                                    ----          ----         ----          ----         ----

EARNINGS:

INCOME BEFORE GAIN ON SALE OF
PROPERTIES AND
EXTRAORDINARY ITEMS                                  $27,243       $37,738      $57,578       $61,760      $ 77,164
ADJUSTMENT FOR FIXED CHARGES                          10,419        66,529       10,096        26,218        23,279
                                                    --------      --------     --------      --------     ---------
         TOTAL EARNINGS                              $37,662       $44,267      $67,974       $87,978      $100,443

FIXED CHARGES:

INTEREST EXPENSE                                     $ 9,466        $6,217      $ 8,965       $24,274       $22,545
AMORTIZATION                                             953           312        1,131         1,944           734
                                                   ---------      --------     --------      --------     ---------
         TOTAL FIXED CHARGES                         $10,419        $6,529      $10,096       $26,218       $23,279
RATIO OF EARNINGS TO FIXED
CHARGES                                                  3.6           6.8          6.7           3.4           4.3

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